Exhibit 99.1

Contact: Garry Ridge

PHONE: 619-275-9324

WD-40 COMPANY REPORTS INCREASE IN THIRD QUARTER SALES AND NET INCOME

SAN DIEGO, July 14, 2004 /PRNewswire-FirstCall/ — WD-40 Company (Nasdaq: WDFC) today reported sales for the third quarter ended May 31, 2004 were $59.7 million, an increase of 8.5% over the three-month period last year. Sales for the first nine months were $170.8 million compared to $164.8 million, an increase of 3.6%.

Net income for the third quarter was $6.1million, an increase of 4.5% over the third quarter last year. Earnings per share for the quarter were $0.35, the same as the prior year’s quarter due to a larger number of shares outstanding. Year-to-date income was $16.7 million, a decrease of 9.0% compared to the same period last year. Earnings per share for the nine-month period were $0.97 compared to $1.10 per share in the same period last year.

“While we have seen increases in top-line sales, some of the long-term decisions we have made along with rising costs have had a short-term impact on the bottom line,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “We have seen rising costs in regulatory compliance, IT support, legal, insurance, and cost of goods. At the same time, we remained committed to supporting our brands and investing in new product development.

“We are determined to maintain our marketing support that is currently running 2.0% percentage points higher as a percent of sales than in 2003 as we seek to remain competitive in our household products business and with our new product launches,” Ridge added. “We have also been active on the innovation front with the launch of several new products and line extensions over the past year, including the 3-IN-ONE Oil® professional line extension with four new products, two new clip-on automatic toilet bowl cleaners under the 2000 Flushes brand, the new mildew prevention indication on the X-14 mildew stain remover brand, the launch of the WD-40 Big Blast, the new “spray-through” cap for the Carpet Fresh brand, and two new products under the 1001® carpet care brand in the UK. These have impacted short-term costs but we expect them to have long-term benefits.”

Fiscal Year Guidance

WD-40 Company has changed its guidance for fiscal year 2004, and expects its annual net income to be $26-$27 million.

Dividend

The board of directors of WD-40 Company declared a regular quarterly dividend on July 6, 2004 of $0.20 per share, payable July 30, 2004 to stockholders of record on July 19, 2004.

Third Quarter Comments

Total sales for the quarter were 68.2% from the Americas, 24.9% from Europe and 6.9% from Asia/Pacific. In the Americas, sales for the third quarter were flat compared to a year ago and down 3.0% on a year-to-date basis.

“We have seen increases in costs in the U.S. for raw materials and cans that have had an impact on our bottom line,” Ridge said. “We have also seen increases in freight due to both higher fuel costs and some customers placing more frequent, but smaller, orders.”

In Europe, sales were up 40.5% for the third quarter and up 26.7% for the nine-month period.

“We met our growth goals in Europe this quarter and are very pleased with our progress with the integration of the 1001 brand,” Ridge said. “We closed the acquisition of the 1001 brand in April, and within 75 days launched both the Carpet Fresh No Vacuum® and the Spot Shot ® formulations under the familiar 1001 brand name in the UK.

“We have also seen some benefit from the strength of the British pound versus the dollar, but most of the growth has been from increased sales in the lubricant business as well as the addition of the 1001 brand,” Ridge added.

In the Asia/Pacific region, total sales for the quarter were up 14.6% from last year and sales for the first nine months were up 14.6% over the comparable period last year.

“While we have seen a rise in our cost of goods in the Asian markets, we continue to perform well against our key measures,” Ridge said. “Australia has continued to grow the lubricant business, and the introduction of No-Vac® carpet freshener has gone well.”

Global sales of the lubricants WD-40 and 3-IN-ONE Oil were $39.7million, up 22.3% for the quarter, and $111.4 million in the nine-month period, up 11.9%.

“We continue to do well with our core lubricant business across the globe, and our product developments in this area will help that continue,” Ridge said.

Sales of heavy-duty hand cleaners Lava® and Solvol® were up 7.3% to $1.7 million for the quarter, and for the year-to-date period were $4.7 million, down 12.7% compared to the prior year period.

Sales of household products X-14, Carpet Fresh, 2000 Flushes®, Spot Shot and 1001 were $18.4 million during the quarter, down 12.7% from last year, and were $54.7 million year-to-date, down 8.7% compared to the same period last year. Sales of 1001 during the quarter were $1.0 million.

“We are continuing our commitment to product development in the household products category and, in addition to the new products we have introduced recently, we have several more that will be launched some time this fall including two additions to the X-14 line,” Ridge said. “We are pleased with the efficacy of the new products, and continue to work to increase distribution.”

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed

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across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $238.1 million in fiscal 2003. Additional information about WD-40 Company can be obtained online at www.wd40.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including impacts of new products and line extensions, impacts of marketing expenditures, changes in customer ordering habits, the uncertainty of market conditions and the company’s outlook for the fiscal year. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

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Page 4 WD-40 Company Third Qtr Results

WD-40 Company

Consolidated Condensed Statement of Income

(unaudited)

	Three Months Ended		Nine Months Ended
	May 31, 2004	May 31, 2003	May 31, 2004	May 31, 2003
Net sales	$59,742,000	$55,064,000	$170,763,000	$164,762,000
Cost of product sold	28,878,000	27,160,000	81,636,000	80,625,000

Gross profit	30,864,000	27,904,000	89,127,000	84,137,000

Operating expenses:

Selling, general & administrative	14,338,000	13,066,000	42,514,000	38,609,000
Advertising & sales promotions	5,839,000	4,590,000	16,372,000	12,541,000
Loss on write off of non-compete agreement	—	—	—	879,000
Amortization	89,000	—	89,000	71,000

Income from operations	10,598,000	10,248,000	30,152,000	32,037,000

Other income (expense)
Interest expense, net	(1,574,000)	(1,701,000)	(4,880,000)	(5,136,000)
Other income, net	(13,000)	58,000	(151,000)	306,000

Income before income taxes	9,011,000	8,605,000	25,121,000	27,207,000
Provision for income taxes	2,939,000	2,796,000	8,416,000	8,842,000

Net Income	$6,072,000	$5,809,000	$16,705,000	$18,365,000

Earnings per common share:

Basic	$0.36	$0.35	$0.99	$1.11

Diluted	$0.35	$0.35	$0.97	$1.10

Weighted average common shares outstanding, basic	17,019,026	16,579,647	16,938,416	16,553,241

Weighted average common shares outstanding, diluted	17,244,931	16,695,495	17,188,710	16,724,735

Dividends declared per share	$0.20	$0.20	$0.60	$0.60

Page 5 WD-40 Company Third Qtr Results

WD-40 Company

Consolidated Condensed Balance Sheet

Assets

(unaudited)

	May 31, 2004	August 31, 2003
Current assets:
Cash and cash equivalents	$34,648,000	$41,971,000
Trade accounts receivable, less allowance for cash discounts, returns and doubtful accounts of $1,773,000 and $1,768,000	33,366,000	41,925,000
Product held at contract packagers	1,762,000	1,704,000
Inventories	6,464,000	4,709,000
Current deferred tax assets	2,875,000	2,387,000
Other current assets	1,536,000	2,565,000

Total current assets	80,651,000	95,261,000

Property, plant, and equipment, net	7,245,000	6,523,000
Goodwill	95,893,000	92,267,000
Other intangibles	43,693,000	35,700,000
Long term deferred tax assets, net	—	642,000
Other assets	6,236,000	6,265,000

	$233,718,000	$236,658,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,000,000	$10,000,000
Accounts payable	12,413,000	14,772,000
Accrued liabilities	11,259,000	11,999,000
Accrued payroll and related expenses	2,334,000	5,122,000
Income taxes payable	1,121,000	2,780,000

Total current liabilities	37,127,000	44,673,000

Long-term debt	75,000,000	85,000,000
Deferred employee benefits and other long-term liabilities	1,990,000	1,781,000
Long-term deferred tax liability, net	2,995,000	—

Total liabilities	117,112,000	131,454,000

Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized — shares issued of 17,065,811 and 16,728,571	17,000	17,000
Paid-in capital	49,333,000	40,607,000
Retained earnings	70,589,000	64,068,000
Accumulated other comprehensive income	1,851,000	512,000
Common stock held in treasury, at cost (170,000 shares)	(5,184,000)	—

Total shareholders’ equity	116,606,000	105,204,000

	$233,718,000	$236,658,000

Page 6 WD-40 Company Third Quarter Results

WD-40 Company

Consolidated Condensed Statement of Cash Flows

(unaudited)

	Nine months ended
	May 31, 2004	May 31, 2003
Cash flows from operating activities:

Net income	$16,705,000	$18,365,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,703,000	1,359,000
Loss on write off of non-compete agreement	—	879,000
Tax benefit of exercise of stock options	822,000	370,000
Gain on sale of equipment	(68,000)	(28,000)
Deferred income tax expense	2,504,000	3,336,000
Equity earnings in joint venture in excess of distributions received	(168,000)	(141,000)
Stock compensation	130,000	92,000

Changes in assets and liabilities (net of effect of acquisitions):
Trade accounts receivable	10,557,000	14,842,000
Product held at contract packagers	(59,000)	251,000
Inventories	(1,416,000)	(847,000)
Other assets	1,049,000	763,000
Accounts payable and accrued expenses	(6,699,000)	(8,895,000)
Income taxes payable	(1,800,000)	(887,000)
Long-term deferred employee benefits	197,000	162,000

Net cash provided by operating activities	23,457,000	29,621,000

Cash flows from investing activities:
Acquisition of business	(11,545,000)	(75,000)
Capital expenditures	(2,017,000)	(1,408,000)
Proceeds from sale of equipment	160,000	130,000
Proceeds on payment of note receivable	—	518,000

Net cash used in investing activities	(13,402,000)	(835,000)

Cash flows from financing activities:
Proceeds from issuance of common stock	7,775,000	2,637,000
Repayment of long-term debt	(10,000,000)	—
Dividends paid	(10,183,000)	(9,936,000)
Treasury stock purchases	(5,184,000)	—
Payments on line of credit, net	—	(299,000)

Net cash used in financing activities	(17,592,000)	(7,598,000)

Effect of exchange rate changes on cash and cash equivalents	214,000	(12,000)

Increase in cash and cash equivalents	(7,323,000)	21,176,000
Cash and cash equivalents at beginning of period	41,971,000	11,091,000

Cash and cash equivalents at end of period	$34,648,000	$32,267,000

Page 7 WD-40 Company Third Quarter Results

WD-40 Company

Consolidated Condensed Statement of Other Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31, 2004	May 31, 2003	May 31, 2004	May 31, 2003
Net Income	$6,072,000	$5,809,000	$16,705,000	$18,365,000
Other comprehensive income
Foreign currency translation adjustments, net of tax	(130,000)	510,000	1,339,000	757,000

Total comprehensive income	$5,942,000	$6,319,000	$18,044,000	$19,122,000